EXHIBIT 99.1

Exide Technologies Reports Preliminary Fiscal 2012 Second Quarter Results and Revises Fiscal 2012 Guidance

MILTON, Ga., Nov. 7, 2011 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its preliminary fiscal 2012 second quarter and year to date financial results for the periods ended September 30, 2011. On October 11, 2011, the Company was apprised of allegations at its Portugal recycling facility of certain intentional misstatements of production and inventories over a multi-year period that began in approximately 2004. The Company immediately commenced an investigation into the allegations. Based on results of the investigation to date, the Company does not believe these actions extend beyond the one facility in Portugal. However, until the investigation is completed, the Company cannot issue final financial information for the three months ended September 30, 2011, nor can the Company's independent auditor complete its Statement of Accounting Standards 100 review for the same period. Accordingly, the results herein are preliminary estimates and subject to change, which could significantly impact financial results.

As of the date hereof, the Company reports:

  Net sales for the fiscal 2012 second quarter of $773 million, up $105 million versus the prior year second quarter and up $28 million sequentially.
  Operating income for the current year period of $21.2 million versus $26.3 million of operating income in the second quarter of fiscal 2011, which includes an out of period charge of approximately $5.0 million pretax for the Transportation Europe and ROW segment relating to the intentional misstatements of production and inventories referenced above. Pending completion of the investigation, the Company currently believes that the out of period adjustment is not material to any prior period or to the projected full year financial results.

Jim Bolch, President and Chief Executive Officer stated, "Our Transportation Americas business continues to weigh on consolidated results and is overshadowing improved results in the other three segments. Given this significant issue, among other factors, we are revising our previously provided full year outlook. We now expect operating income, excluding restructuring and impairment charges, to be approximately 10% below the comparable prior year amount of $138 million, assuming no change to our estimates of the misstatements of production and inventories, stable lead prices and no additional significant decline in global economic conditions."

Major factors contributing to the reduction in our expected operating income include:

  Prior expectations assumed improving results in the Transportation Americas business and, while we are realizing some benefits from implemented initiatives, the results are not accelerating as fast as previously anticipated. A portion of our previously announced high single digit pricing actions implemented in the first fiscal quarter have been pulled back to address competitive pressures and we have experienced softer than expected aftermarket demand.
  Lower level of lead prices compared to earlier expectations coupled with a slower reduction in the raw material core input costs are expected to cause profits on lead sales to be lower than previously anticipated.
  The out of period charge of approximately $5.0 million.
  Softer than expected aftermarket demand throughout most of Europe has contributed to a slow start to the selling season in Transportation Europe & Rest of World ("ROW"). This has resulted in aggressive competition to move inventories built up in the summer months.
  To date, both Industrial segments have seen solid growth on top line sales resulting in strong bottom line performance as compared to the prior year. Our revised expectation takes a somewhat more cautious view toward continued expansion; particularly in Network Power given the slowing macro economic environment we believe is currently developing.

"In light of these developments, and as noted below, we are taking aggressive actions to reduce costs and improve operating results, particularly in the Transportation Americas segment," Mr. Bolch added.

The significant amount of excess capacity in the Company's Transportation Americas business has been a major ongoing structural cost issue. The Company has carried the excess capacity for the past 18 months in anticipation of securing a sizable aftermarket customer. To date, this has not occurred and the Company believes the factory utilization is unacceptably low. Accordingly, the Company has decided to reduce its transportation flooded battery footprint in the Americas through idling of the Bristol, Tennessee flooded battery facility. This action, although a difficult decision, is expected to provide a reduction in annual costs of $20 - $25 million commencing in the latter part of fiscal 2013. While this action will limit the Company's ability to grow this segment in the short to mid-term, it will allow the Company to focus productivity-related capital spending in the remaining battery facilities. It will also allow the Company to target more funding to further Absorbed Glass Mat ("AGM") investments as well as the industrial businesses, positioning the Company for more profitable future growth.

The amount and timing of charges associated with the Transportation Americas capacity reduction at the Bristol, Tennessee facility have yet to be finalized. As these details are developed, appropriate disclosures will be communicated.

Additionally, the Company has initiated cost reduction actions that include a global reduction-in-force to be completed during the fiscal 2012 third quarter, which are expected to generate annualized savings of slightly more than $7 million. The Company has also redirected a significant portion of its research, development and engineering resources to product design efforts in order to deliver lower product costs. These value analysis, value engineering, or VAVE, initiatives are expected to provide roughly $10 million of annualized savings in the Transportation Americas business alone. Of this amount, the Company expects approximately $7 million to be realized in fiscal 2013.

The Company also announced leadership changes specifically in the America's business. Paul Hirt, Jr. will be joining the Company on November 18th as the new President, Exide Americas. Paul comes to Exide with strong operational and commercial experience in multiple industries including demonstrated results in turnaround situations. Additionally, several other key leadership changes have been announced in the Americas operations team to drive improved performance in the Company's manufacturing and recycling operations.

Highlights of Preliminary Fiscal 2012 Second Quarter and Year-to-Date Results:

  Net sales for the fiscal 2012 second quarter increased approximately 16% to $773.0 million from $668.0 million in the prior year quarter;
  Operating income of $21.2 million as compared to $26.3 million in the fiscal 2011 second quarter; and
  Net loss for the fiscal 2012 second quarter of ($3.6) million or ($0.05) per diluted share as compared to the prior year period of $17.9 million or $0.22 per diluted share. In addition to the inventory correction, period to period net income is adversely impacted by a $10.9 million ($16.4 million pre-tax) swing in currency remeasurement, primarily as a result of inter-company Euro funding of capacity expansions in Poland and Belarus coupled with weakening of these local currencies versus the Euro.

Preliminary Consolidated Results

Fiscal 2012 second quarter consolidated net sales rose to $773.0 million as compared to net sales of $668.0 million in the fiscal 2011 second quarter. Net sales in the fiscal 2012 period have been positively impacted by lead related price increases of $53.2 million as well as a positive impact of foreign currency translation of $36.8 million. The Company believes that it experienced increased sales globally in the Motive Power and Network Power channels and higher unit sales in the original equipment ("OE") channel in both Transportation segments. The Transportation segments experienced lower unit volume in aftermarket sales as compared to the prior year period.

Selling and administrative expenses for the fiscal 2012 second quarter were $96.1 million or 12.4% of net sales versus the comparable prior year period of $99.4 million or 14.9% of net sales. Excluding an unfavorable foreign currency translation impact of $4.4 million, expenses decreased approximately 8% primarily due to savings from lower wages and benefits.

Fiscal 2012 second quarter operating income was $21.2 million compared to $26.3 million in the prior year second quarter. Excluding the impact of the approximately $5.0 million out of period inventory adjustment, operating income is estimated to be essentially flat. The comparative results include a $3.9 million reduction in restructuring and impairment costs, partially offset by the unfavorable impact of under-recovered lead costs associated with the delayed impact of lead price escalators. Operating income for the period was favorably impacted by approximately $1.0 million from foreign currency translation.

Preliminary Fiscal 2012 Six Month Consolidated Results

Net sales for the first six months of fiscal 2012 amounted to $1.52 billion as compared with $1.31 billion for the prior fiscal year period, an increase of approximately 16%. Net sales in the fiscal 2012 period were positively impacted by price increases estimated at $83 million due to 26% higher average lead prices period over period, and favorable foreign currency translation of approximately $91 million.

The Company reported net loss for the six months ended September 30, 2011 of ($8.8) million or ($0.11) per diluted share as compared to net income of $8.9 million or $0.11 per diluted share in the six months ended September 30, 2010. The decline in year-to-date net income is driven by lower gross profit, higher interest expense and a shift from a tax benefit in fiscal 2011 to a tax provision in the fiscal 2012 period.

As of September 30, 2011, the Company had cash and cash equivalents of $84.8 million and $141.1 million of availability under its revolving bank credit facility. This compares to cash and cash equivalents of $161.4 million and $144.0 million of availability under the revolving bank credit facility at March 31, 2011. The Company used free cash flow of ($87.1) million for the six months ended September 30, 2011 as compared to a free cash flow use of ($3.4) million for the comparable prior year period. Working capital, principally inventory related, and higher capital investment to fund increased AGM capacity in both North America and Europe were the largest drivers of the negative cash flow.

Preliminary Segment Information for the Three and Six Months Ended September 30, 2011

Transportation Segments

Net sales of the Company's combined Transportation segments in the fiscal 2012 second quarter increased to $471.9 million as compared to $432.4 million in the same period of fiscal 2011. Net sales were favorably impacted by foreign currency translation in the amount of $19.4 million. Price increases resulting from lead escalator agreements positively impacted total Transportation net sales by approximately $44 million in the fiscal 2012 second quarter. Fiscal 2012 second quarter aftermarket unit volume decreased approximately 12% as compared to the prior year second quarter, while units sold to OE customers increased approximately 30% quarter-over-quarter.

Operating income was $7.4 million in the fiscal 2012 second quarter as compared to $32.2 million in the prior year second quarter. The decline in operating income versus reported operating income in the prior year second quarter is primarily the result of 18% lower aftermarket unit sales in the Transportation Americas business as well as the approximately $5.0 million out of period inventory adjustment in a Portuguese subsidiary. Under-recovered higher lead costs are estimated to contribute an additional $6 million to the decline.

Net sales for the first six months of fiscal 2012 were $916.7 million as compared to $840.9 million for the same period of fiscal 2011 primarily due to higher unit volumes to OE customers, price increases due to higher average lead prices, and favorable currency translation. Operating income was $15.1 million for the six months ended September 30, 2011 compared to $51.2 million in the same period of the prior year.

Industrial Energy Segments

Fiscal 2012 second quarter total net sales for the Company's combined Industrial Energy segments increased to $301.0 million as compared to $235.6 million in the comparable fiscal 2011 period. Net sales were favorably impacted by foreign currency translation of $17.4 million. Price increases resulting from lead escalator agreements positively impacted net sales by $9.3 million in the fiscal 2012 second quarter as compared to the net sales reported in the same period of fiscal 2011. Improved volumes positively impacted net sales in both the Motive Power and Network Power channels globally.

Fiscal 2012 second quarter operating income is estimated to be $21.2 million compared to $8.9 million in the prior year period. On a regional basis operating income increased in the Americas by $5.4 million and by $6.9 million in Europe and ROW as compared to the prior year period, respectively. In addition to higher net sales in the Motive Power and Network Power channels, operating income increased due to improved manufacturing efficiencies and operating expense reductions.

Net sales for the first six months of fiscal 2012 were $601.3 million as compared to $471.8 million for the same period of fiscal 2011. The increase was due to improved volumes, price increases due to higher average lead prices, and favorable foreign currency translation. Operating income was $34.6 million for six months ended September 30, 2011 compared to $18.0 million in the same period of the prior year.

Non-GAAP Financial Measure

The Company defines Free Cash Flow as cash from operating activities less cash from investing activities, both as measured in accordance with Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

The foregoing non-GAAP financial measure should be used in addition to, butnot in isolation or asa substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP. The non-GAAP financial measure should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP.

Preliminary Results May Be Subject to Change

The Company cautions that all of the results presented herein with respect to the fiscal 2012 second quarter are preliminary estimates and are subject to the results of the investigation and completion of the SAS 100 review, which could have a significant material impact on the Company's financial results.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on Tuesday, November 8, 2011 at 9:00 a.m. Eastern Time.

Conference call details:
Dial-in number for US/Canada: 877-296-1542
Dial-in number for international callers: 706-679-5918
Conference ID: 15129849

A telephonic replay of the conference call is available:
Dates: from 12:00 p.m. ET November 8, 2011 to 11:59 p.m. ET November 22, 2011
Domestic dial-in: 855-859-2056
International dial-in: 404-537-3406
Passcode: 15129849

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3300

Forward-Looking Statements

Except for historical information, this news release may be deemed to contain "forward-looking" statements. The Company desires to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance, and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (ii) the Company's ability to implement and fund business strategies based on current liquidity, (iii) the Company's ability to realize anticipated efficiencies and avoid additional unanticipated costs related to its restructuring activities, (iv) the cyclical nature of the industries in which the Company operates and the impact of current adverse economic conditions on those industries, (v) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (vi) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (vii) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (viii) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (ix) the negative results of tax audits in the U.S. and Europe which could require the payment of significant cash taxes, (x) competitiveness of the battery markets in the Americas and Europe, (xi) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (xii) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xiii) general economic conditions, (xiv) the Company's ability to successfully pass along increased material costs to its customers, (xv) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states, (xvi) the result of the Company's investigation into misstatements of production and inventory at the Company's Portugal recycling facility, (xvii) any adjustments, restatements or other changes arising on review of the Company's preliminary results, and (xviii) those risk factors described in the Company's fiscal 2011 Form 10-K filed on June 1, 2011.

The Company cautions each reader of this news release to carefully consider those factors set forth above. Such factors have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.

Financial tables follow

EXIDE TECHNOLOGIES AND SUBSIDIARIES PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited, in thousands, except per-share data)

	For the Three Months Ended		For the Six Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Net sales	$ 772,953	$ 668,008	$ 1,518,048	$ 1,312,674
Cost of sales	654,339	537,084	1,282,784	1,067,032
Gross profit	118,614	130,924	235,264	245,642

Selling and administrative expenses	96,140	99,400	198,877	195,416
Restructuring and impairments, net	1,281	5,239	1,577	13,444
Operating income	21,193	26,285	34,810	36,782

Other expense (income), net	5,751	(8,953)	5,870	1,368
Interest expense, net	18,074	15,161	35,735	30,144
(Loss) income before income taxes	(2,632)	20,077	(6,795)	5,270
Income tax provision (benefit)	995	1,988	2,628	(3,813)
Net (loss) income	(3,627)	18,089	(9,423)	9,083
Net (loss) income attributable to
noncontrolling interests	(39)	132	(643)	170
Net (loss) income attributable to
Exide Technologies	$ (3,588)	$ 17,957	$ (8,780)	$ 8,913

(Loss) income per share
Basic	$ (0.05)	$ 0.23	$ (0.11)	$ 0.12
Diluted	$ (0.05)	$ 0.22	(0.11)	0.11

Weighted average shares
Basic	77,627	76,492	77,573	76,416
Diluted	77,627	80,603	77,573	80,634

All results herein are preliminary estimates and subject to change.

EXIDE TECHNOLOGIES AND SUBSIDIARIES PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except per-share data)
	September 30, 2011	March 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 84,832	$ 161,363
Accounts receivable, net	493,593	508,937
Inventories, net	555,835	519,909
Prepaid expenses and other current assets	26,882	22,476
Deferred income taxes	30,152	31,115
Total current assets	1,191,294	1,243,800
Property, plant and equipment, net	594,749	611,635
Other assets:
Goodwill and intangibles, net	166,181	178,418
Deferred income taxes	78,601	81,036
Other noncurrent assets	67,656	68,775
	312,438	328,229
Total assets	$ 2,098,481	$ 2,183,664
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$ 21,075	$ 9,088
Current maturities of long-term debt	1,448	2,132
Accounts payable	404,845	417,156
Accrued expenses	251,850	273,387
Total current liabilities	679,218	701,763
Long-term debt	749,369	746,938
Noncurrent retirement obligations	198,367	214,236
Deferred income taxes	9,823	15,898
Other noncurrent liabilities	98,067	98,940
Total liabilities	1,734,844	1,777,775

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized, 78,089 and 77,498 shares issued and outstanding	781	775
Additional paid-in capital	1,131,582	1,127,124
Accumulated deficit	(781,432)	(772,652)
Accumulated other comprehensive income	12,055	49,540
Total stockholders' equity attributable to Exide Technologies	362,986	404,787
Noncontrolling interests	651	1,102
Total stockholders' equity	363,637	405,889
Total liabilities and stockholders' equity	$ 2,098,481	$ 2,183,664

All results herein are preliminary estimates and subject to change.

EXIDE TECHNOLOGIES AND SUBSIDIARIES PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited, in thousands)

	For the Six Months Ended
	September 30, 2011	September 30, 2010
Cash Flows From Operating Activities:
Net (loss) income	$ (9,423)	$ 9,083
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities—
Depreciation and amortization	43,284	41,586
Net loss on asset sales / impairments	423	1,353
Deferred income taxes	(5,631)	(8,815)
Provision for doubtful accounts	585	200
Non-cash stock compensation	2,585	3,259
Amortization of deferred financing costs	2,143	2,433
Currency remeasurement loss	9,383	226
Changes in assets and liabilities —
Receivables	(4,857)	39,630
Inventories	(63,121)	(48,504)
Other current assets	(8,315)	(1,528)
Payables	12,912	3,131
Accrued expenses	(13,549)	(20,611)
Other noncurrent liabilities	(6,121)	2,914
Other, net	(4,172)	1,525
Net cash (used in) provided by operating activities	(43,874)	25,882

Cash Flows From Investing Activities:
Capital expenditures	(43,192)	(30,592)
Proceeds from asset sales	36	1,301
Net cash used in investing activities	(43,156)	(29,291)

Cash Flows From Financing Activities:
Increase in short-term borrowings	14,035	894
Decrease in borrowings under Senior Secured Credit Facility	--	(7,591)
Decrease in other debt	(1,316)	(809)
Acquisition of noncontrolling interests/other	340	(3,146)
Net cash provided by (used in) financing activities	13,059	(10,652)

Effect of exchange rate changes on cash and cash equivalents	(2,560)	1,883

Net decrease in cash and cash equivalents	(76,531)	(12,178)
Cash and cash equivalents, beginning of period	161,363	89,558
Cash and cash equivalents, end of period	$ 84,832	$ 77,380

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period --
Interest	$ 34,357	$ 23,369
Income taxes (net of refunds)	$ 6,118	$ 1,155

All results herein are preliminary estimates and subject to change.

EXIDE TECHNOLOGIES AND SUBSIDIARIES
PRELIMINARY NET SALES AND OPERATING INCOME BY SEGMENT

	For the Three Months Ended
	September 30, 2011	September 30, 2010
	(In thousands)
Net sales
Transportation Americas	$ 224,437	$ 227,038
Transportation Europe & ROW	247,478	205,419
Industrial Energy Americas	90,994	69,888
Industrial Energy Europe & ROW	210,044	165,663
	$ 772,953	$ 668,008

Operating income
Transportation Americas	$ 813	$ 18,209
Transportation Europe & ROW	6,595	13,976
Industrial Energy Americas	11,519	6,080
Industrial Energy Europe & ROW	9,730	2,847
Unallocated corporate expenses	(6,183)	(9,588)
	22,474	31,524
Restructuring and Impairment Costs	1,281	5,239
Total Operating Income	$ 21,193	$ 26,285

	For the Six Months Ended
	September 30, 2011	September 30, 2010
	(In thousands)
Net sales
Transportation Americas	$ 442,034	$ 454,092
Transportation Europe & ROW	474,698	386,792
Industrial Energy Americas	179,539	138,379
Industrial Energy Europe & ROW	421,777	333,411
	$ 1,518,048	$ 1,312,674

Operating (loss) income
Transportation Americas	$ (3,737)	$ 29,122
Transportation Europe & ROW	18,849	22,042
Industrial Energy Americas	20,908	11,062
Industrial Energy Europe & ROW	13,665	6,916
Unallocated corporate expenses	(13,298)	(18,916)
	36,387	50,226
Restructuring and Impairment Costs	1,577	13,444
Total Operating Income	$ 34,810	$ 36,782

EXIDE TECHNOLOGIES AND SUBSIDIARIES
PRELIMINARY COMPUTATION OF FREE CASH FLOW
(in millions)

FOR THE SIX MONTHS ENDED
	September 30, 2011	September 30, 2010

Net cash (used in) provided by operating activities	$ (43.9)	$ 25.9
Net cash used in investing activities	(43.2)	(29.3)

Free Cash Flow	$ (87.1)	$ (3.4)

All results herein are preliminary estimates and subject to change.

CONTACT: MEDIA CONTACT:
         Susan Jaramillo
         Senior Director, Corporate Communications
         203/699-9133 phone
         susan.jaramillo@exide.com

         INVESTOR CONTACT:
         Carol Knies
         Senior Director, Investor Relations
         Exide Technologies
         678/566-9316 phone
         carol.knies@exide.com